                   [Letterhead of Cahill Gordon & Reindel]


                              February 24, 1999


Prudential Securities Incorporated
One Seaport Plaza
New York, New York  10292


               Re:  National Municipal Trust,
                    Series 194



Gentlemen:

          We have acted as special counsel for you as Depositor of the National Municipal Trust, Series 194 (the "Trust"), in connection with the issuance under the Trust Indenture and Agreement, dated September 6, 1989, as amended, and related Reference Trust Agreement, dated February 24, 1999 (such Trust Indenture and Agreement and Reference Trust Agreement collec-tively referred to as the "Indenture"), among you, as Deposi-tor, The Chase Manhattan Bank, as Trustee, and Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc., as Evaluator, of units of fractional undivided interest in said Trust (the "Units") comprising the Units of Series 194. In rendering our opinion expressed below, we have relied in part upon the opinions and representations of your officers and upon opinions of counsel to Prudential Securities Incorporated.

          Based upon the foregoing, we advise you that, in our opinion, when the Indenture has been duly executed and deliv-ered on behalf of the Depositor, the Evaluator and the Trustee and when the certificate evidencing the Units has been duly executed and delivered by the Depositor and the Trustee in ac-cordance with the Indenture, the Units will be legally issued, fully paid and nonassessable by the Trust, and will constitute valid and binding obligations of the Trust and the Depositor in accordance with their terms, except that enforceability of cer-tain provisions thereof may be limited by applicable bank-ruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors generally and by general equitable principles.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-63965) re-lating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and the related Prospectus.

                              Very truly yours,

                              Cahill Gordon & Reindel